SALES CONTRACT

Buyer:
Proinso S.A.
Poligono Las Labradas
Vial Pais Vascon No.13
31500 Tudela-NAVARRA

Seller:
Perfectenergy (Shanghai) Co., Ltd.
479 Youdong Road,
Shanghai 201100 China

The Seller agrees to sell and the Buyer agrees to buy the below stated goods:

(1) Name of commodity	(2) Quantity	(3) Unit Price	(4) Total Amount
Solar modules 170-180 Wp All class A modules (qualified performance, no damages) Mono: PEM-160 Series Price item: CIF SPAIN Country of origin: Peoples Republic of China	1.5MW	EUR:2.77W/p	EUR:4,155,000.00
Total amount			

(5) Quality
Each container shall contain mono modules only. The modules shall be certified as to IEC 61215 standard and to TUV Safety Class II. Junction box and cable must be according to usual European standard and have a pertinent TUV certificate. The serial number shall be printed on a label, attached to the module. All cells within one consignment shall have the same size and color. Each carton shall provide a barcode with at least the following information: serial number of modules, performance, and production date. An additional barcode on each module is preferred. Size and color of the aluminum frames within one consignment shall be the same.

(6) Time of Shipment:
Details of the shipment schedule are as follows:

PROINSO

March 2008: 5 containers

April 2008: 5 containers

May 2008: 5 containers (the last consignment should have arrived before 15th of June, if the payment is fully implemented by the buyer.)

For every consignment, the Seller's import & export agency will issue the documents to the Buyer.

(7) Terms of Payment:

30% Prepayment (Euro 1,246,500.00) of whole value of the contract. Of this:

- 15% Prepayment (Euro 623,250.00) after signing the contract
- on 15th of April another 15% prepayment (Euro 623,250.00)

The remaining 70% balance of the payment will be paid within 5 working days against the copy of Bill of Lading documents.

(8) Port of Loading

SHANGHAI

(9) Port of destination

International Spanish port, which will be advised by Seller in advance within 10 days before shipment

(10) Insurance:

By Seller

(11) Freight:

Delivery term: CIF international Spanish harbour

(12) Quality / Quantity Discrepancy

In case of open quality discrepancy, i.e. which can be discovered without opening the individual packages: a claim should be filed by the Buyer within 14 days after the arrival of the goods at port of destination. After opening the packages Buyer is obliged to immediately check the goods for mistakes and report apparent faults within 7 days. In case of hidden quality discrepancies a claim should be brought forward within 14 days after the Buyer getting knowledge of the fault. In the case of a quantity discrepancy, a claim should be filed by the Buyer within 14 days after the arrival of the goods at final destination. It is understood that the Seller shall not be liable for any discrepancy of the goods shipped due to causes for which the insurance company, the shipping company, other transportation organizations and/or the post are liable.

(13) Force Majeure

Neither party shall be held responsible for failure or delay to perform all or any part of this Contract due to flood, fire, earthquake, snowstorm, drought, hailstorm, hurricanes, or any other events that are

PROINSO

beyond the control of the affected party and could not reasonably be expected at the time of conclusion of this Contract or have been avoided or overcome by such party. However, the party whose performance is affected by the event of Force Majeure shall give a notice to the other party of its occurrence as soon as possible and a certificate or a document of the occurrence of the Force Majeure event issued by the relative authority or a neutral independent third party shall be sent to the other party not later than 3 days after its occurrence.

If the event of Force Majeure event continues for more than 7 days, both parties shall negotiate the performance or the termination of this Contract (only with regards to the affected partial shipment). If within 4 weeks after the occurrence of the event of Force Majeure both parties cannot reach an agreement, either party has the right to terminate this Contract. In the case of such a termination either party shall bear its own costs, further claims for compensation in connection with the termination shall be excluded.

(14) Warranty / Guarantee

As attached data sheet and as an additional condition the seller confirms the following details:

- Product life time >/= 25 years
- Tolerance of efficiency: ±3%, as compared to general module data classification
- Long-term efficiency: after 10 years not less than 90%, after 25 years not less than 80%
- General product guarantee: 5 years

In case of one of these guarantee clauses is not fulfilled, the Seller shall be responsible to provide for the defect product a new one from his warehouse with the same quality and data specifications without costs for the Buyer's side. In case the original module type is no longer available, Seller will provide at his own choice another module of the recent or present production with at least the same power like the original one. The Buyer shall be responsible to send back the defect product if required by Seller. Any further claim against the Seller, in particular compensation for consequential loss, is excluded.

(15) Arbitration

All disputes arising from the execution of, or in connection with this contract, shall be settled amicably through friendly negotiation. In case no settlement can be reached through negotiation, the case shall then be submitted for final decision to the Hongkong International Economic and Trade Arbitration Commission Commission.

(16) Language

If there are contract versions in different languages, the English version shall be decisive. Correspondence shall be in English, too.

(17) Documents

Every consignment shall be accompanied by:

- Invoice (2) in original and signed

PROINSO

- Packing list
- Flash test results in paper form and if applicable other module specifications
- Bill of Lading

(18) Documents

Every consignment shall be accompanied by :

- Invoice (2) in original and signed
- Packing list (2) in original and signed
- Flash test results in Excel form and, where agreed upon, other required module specifications (to be sent beforehand)
- Bill of Lading (2) in original and signed

Date: March 03, 2008.

Buyer

For: Proinso S.A.

PROINSO

Seller

For: Perfectenergy (Shanghai) Co., Ltd.